Exhibit 99.1

Revised Remarks from July 7, 2016 Conference Call

NOTE: These remarks have been revised to reflect a few factual corrections and clarifications to responses given in the question and answer session.

Operator: Good afternoon, ladies and gentlemen. Welcome to the Juno Therapeutics clinical update conference call. (Operator Instructions) As a reminder, this conference call is being recorded.

And I would now like to turn the conference over to your host, Nikki Keith, head of Investor Relations. Please go ahead.

Nikki Keith: Thank you, Matt. Joining today’s call from Juno are Hans Bishop, our Chief Executive Officer; Mark Frohlich, our Head of Portfolio Strategy; Mark Gilbert, our Chief Medical Officer; and Steve Harr, our Chief Financial Officer and Head of Corporate Development.

During this call we will make a number of statements that are forward-looking, including: statements about business plans; the ability of Juno’s product candidates to transform the lives of patients with cancer; Juno’s ability to advance its product candidates through development, approval, and commercialization; the timing of clinical development of Juno’s product candidates; future regulatory actions; and clinical trial results and the implications thereof. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, including the risks and uncertainties described from time to time in our SEC filings.

Our results may differ materially from those projected on today’s call. We undertake no obligation to publicly update any forward-looking statements.

With that I will turn the call over to Hans.

Hans Bishop: Thank you, Nikki. Good afternoon, everyone, and thank you all for joining us on the call today. We’ve convened this call to give you an update on our Phase II clinical trial of JCAR015 in adult ALL, which we refer to as the ROCKET trial. As we announced in our press release, the FDA yesterday placed the ROCKET trial on clinical hold after the occurrence of two deaths last week, which followed the addition of fludarabine to the preconditioning regimen on the trial.

We have proposed to the FDA that we continue the trial using cyclophosphamide-only preconditioning. In response, the FDA has asked us to submit four specific documents as a Complete Response to the Clinical Hold. We plan to submit them this week, and the FDA have told us they will review these documents on an expedited basis.

We believe we have a clear path forward with this proposal. And it’s important to note that the early data with cy-only preconditioning on the ROCKET trial encourage us that outcomes using this approach may be comparable to the Phase I experience at MSK.

Our other trials, including our JCAR017 trials, have not been impacted by the hold, and we remain encouraged by both the safety and efficacy we are seeing across a range of our ongoing trials in pediatric ALL, adult ALL, NHL, and CLL, using cy or flu/cy preconditioning.

As background, when we began the ROCKET trial our chemotherapy preconditioning consisted of cy only, which was the preconditioning used in the majority of adult ALL patients treated in the Phase I trial of JCAR015 conducted by MSK. During the second quarter we introduced fludarabine as part of the preconditioning regimen. The switch to fludarabine and cyclophosphamide, or flu/cy, preconditioning was attractive in light of improved efficacy shown from data in multiple trials, notably the JCAR014 Phase I/II trial in advanced B-cell malignancies and the JCAR017 Phase I/II trial in pediatric ALL. We were also encouraged by data from 10 patients treated with JCAR014 using flu/cy preconditioning in the MSK Phase I trial at the same cell dose we are using in the ROCKET trial, which didn’t suggest any additional safety risk.

However, since adding fludarabine to the preconditioning on the ROCKET trial we have seen an increase in the incidence of severe neurotoxicity, which has unfortunately included two patient deaths that occurred last week from cerebral edema that appeared to be treatment-related. After the first of these two deaths, we immediately paused the trial for internal review, and review with our Data Safety Monitoring Board and the FDA. There was also one previous death from cerebral edema on the trial in May. After review of that event we, along with the FDA and our DSMB, concluded there were confounding factors and a change in our plans at that time was not warranted.

Over the past week we have systematically reviewed multiple possible factors that could have contributed to the increased neurotoxicity seen on the ROCKET trial, including preconditioning, patient characteristics, toxicity management, product characteristics, and cell dose. Although more than one factor may have contributed, based on our review of the data available across our experience with 129 patients in ALL, both with cy only and with flu/cy, we believe the addition of fludarabine when combined with JCAR015 is the most likely and the most appropriately modifiable factor. Indeed, with cy alone, which we have used in the greatest number of patients treated in the ROCKET trial to date, there have not been any treatment-related deaths and the incidence of severe neurotoxicity is within the range of what we expected in light of the Memorial Sloan Kettering experience.

We presented our conclusions to FDA yesterday, and have proposed to the Agency that we continue the ROCKET trial using cy-only preconditioning. The FDA has placed the trial on clinical hold pending our submission of four specific documents, namely: a revised patient informed consent form; a revised investigator brochure; a revised protocol; and a copy of the presentation we presented to the FDA yesterday.

They have asked us to submit these documents under the title “Complete Response to Clinical Hold.” We plan to submit the requested information to FDA this week, and the Agency has stated it will conduct an expedited review.

If the FDA is satisfied with the materials and lifts the clinical hold, we will continue the trial, with the aim to make JCAR015 broadly available to adult patients with relapsed or refractory ALL. The data, the early data with cy-only preconditioning on the ROCKET trial, encourage us that the outcomes using this approach will be comparable to the Phase I MSK experience.

However, the hold will likely impact our ability to achieve our goal of getting approval of JCAR015 as early as 2017. We should have a clear picture of timing in the next few weeks, and we plan to provide an update during our financial results call in August.

Let me be clear: We remain encouraged about the potential of JCAR015 to treat relapsed/refractory ALL. As most recently presented at ASCO in early June, the Phase I trial of JCAR015 showed a complete remission rate of 82% and a complete molecular remission rate of 66% by flow cytometry or PCR. Overall survival, of course, is the most important outcome for patients, and the plateau on the overall survival curve was in the 35% to 40% range. Severe cytokine release syndrome was observed in 27% of patients, and severe neurotoxicity was observed in 29% of patients. These results from the MSK Phase I experience do show a marked improvement over the historically poor results with salvage chemotherapy in these advanced patients.

Now let me turn to the bigger picture. The recent toxicities associated with JCAR015 in combination with flu/cy may lead you to question more broadly the safety of CAR T cells in combination with this preconditioning regime. Our significant experience with flu/cy encourages us that this is not the case. We presented data at ASCO from a total of 77 pediatric and adult ALL, NHL, and CLL patients treated with either of our defined cell product candidates JCAR014 or JCAR017. The data presented showed encouraging efficacy and safety.

The only flu/cy combination data that we have not yet presented is from our JCAR017 multicenter Phase I trial in adult relapsed or refractory NHL, and I’d like to share that data with you today in order to give you an even more complete picture of our total experience. To date on this trial we have 13 patients that are evaluable for safety. Two, or 15%, have experienced severe neurotoxicity, and no patients have experienced severe cytokine release syndrome. This safety profile is associated with early signs of efficacy, with an overall response rate of eight out of 10 evaluable patients or 80%, and a complete response rate of seven out of 10 patients or 70%.

These are early data, and we expect to update them with more patients and more information on durability at a future scientific meeting. These data support our belief that the data we have presented to date on JCAR014, which shares a number of common attributes with JCAR017, should translate into comparable or better clinical experience with JCAR017.

For those of you that missed the data presented at ASCO in early June, I would now like to spend a moment to summarize the high-level efficacy and safety data from JCAR017 and 014, again in patients who received flu/cy preconditioning: For JCAR017, the rate of severe neurotoxicity and the rate of severe cytokine release syndrome are each 29% in 14 pediatric and young adult patients with ALL. For JCAR014 the rate of severe neurotoxicity and the rate of severe cytokine release syndrome are each 39% in 23 adults with ALL. Also with JCAR014, the rate of severe neurotoxicity and the rate of severe cytokine release syndrome are each 10% in 20 patients treated with aggressive NHL at the current cell dose, and 27% in 11 patients with CLL. Our complete remission and complete molecular remission rates are both 100% across 36 patients with ALL, including 22 adults treated with JCAR014 and 14 pediatric and young adult patients treated with JCAR017. With JCAR014 our complete response rate is 50% in 20 patients with aggressive NHL at the current cell dose, and 45% in 11 patients with CLL.

Our JCAR017 plans remain on track. We expect to be able to have our first approval in the United States as early as 2018, with approvals for the treatment of NHL, pediatric ALL, adult ALL, and CLL by the end of 2019.

So to conclude before we open the call for questions, although we have experienced a setback in the ROCKET trial with the clinical hold, based on what we know today if the FDA is satisfied with the materials we submit in support of our proposal to continue the trial and the trial comes off hold, we are optimistic that we will achieve results comparable to those obtained in the Phase I trial conducted by MSK. These results should provide the basis for an accelerated approval and address a significant unmet need in these patients, most of whom have exhausted all other therapies.

With that, I’d like to turn over the call to the operator for questions. Matt?

Question & Answer Session

Operator: Matthew Harrison, Morgan Stanley.

Matthew Harrison: Great, thanks for taking the question. If I can ask, if you can just talk to us a little bit about if the fludarabine dose was different with JCAR015 compared to what you are using with 017 and 014; and then other factors around cell dose and what you know about cell expansion for each of those products, and how that may be different or not and may have impacted the neurotox. Thanks.

Hans Bishop: Very good, Matt. Mark, why don’t you start off with the question on the comparative flu dose in the 014, 017, and 015 trials?

Mark Gilbert: Very good. I will try to walk through this methodically. In essence there are two different flu/cy regimens that are commonly used across our program. The flu/cy dose in adult acute leukemia generally contains between 30 and 60 milligrams per kilogram of cyclophosphamide, and between 25 and 30 milligrams per meter squared times three days of fludarabine. By contrast the lower dose or the lower-intensity regimen that is commonly used within our program uses between 900 and 1,000 milligrams per meter squared of cyclophosphamide, and uses either 25 or 30 milligrams per meter squared of fludarabine times three days.

So there is a difference more in the cyclophosphamide dose within that regimen. But it should be noted that with the lower intensity regimen doses are given concurrently over the three-day period, whereas in the high intensity it’s given sequentially.

Hans Bishop: Mark, could you just recap across our 014, 017, and 015 trials, where we used the high-intensity versus the low-intensity regimes?

Mark Gilbert: Sure. To date the JCAR014 program has used the high-intensity flu/cy regimen exclusively. For JCAR015, particularly at the Memorial experience and within the ROCKET trial itself, they used the high-intensity flu/cy regimen as well. And they are virtually the exact same regimens and administered exactly the same.

For JCAR017 in pediatric ALL, the lower intensity flu/cy regimen has recently been introduced, and that’s been well tolerated. With regard to NHL, in our JCAR017 trial we used the low-intensity regimen in that setting.

Hans Bishop: And then maybe you can follow up on Matthew’s question around cell expansion. Matthew, maybe you can just help me again with your question. Was your question — can you repeat the question around cell expansion?

Matthew Harrison: Yes, sure. I was just trying to understand if you’ve seen marked differences in either the cell dose that you’re giving or the cell expansion that you’re seeing from these regimens, and if that was a contributing factor in terms of neurotoxicity with JCAR015 versus what you might have been seeing with 014 or 017.

Mark Gilbert: Very good. I think the best experience to reflect upon that many of you would be aware of are the public data from ASCO with JCAR014. And you’ll recall that when we moved from cyclophosphamide-alone conditioning to flu/cy conditioning, over the groups that were treated with the different conditioning regimens there was a dramatic increase both in the expansion of the CAR T cells in vivo but also their persistence.

That did not translate into a demonstrable neurotoxicity difference between those two groups when we compared them. They are roughly in the same range that we’ve seen historically across trials and which the FDA sees within their database: roughly between 30% and 50% incidence of severe neurotoxicity.1 This is in the ALL setting specifically.

[1]	Note to Revised Remarks: The FDA reported that the 30% to 50% incidence was for Grades 2 through 4 neurotoxicity in the FDA’s database, whereas Juno’s definition of severe neurotoxicity covers Grades 3 through 5. Due to differences in grading across various CAR T trials as it relates to neurotoxicity, and the likelihood that the FDA database is skewed to greater severity events among the Grade 2 reported events simply given reporting requirements for serious or unexpected events to the FDA, Juno believes that the 30% to 50% range given by the FDA is generally comparable to rates of “severe neurotoxicity” as Juno uses the term.

And within that, when we’ve looked within our trial experience for the ROCKET, there has been really too few patients that have been treated right now to show a dramatic difference in the expansion within those patients that’s directly tied to the addition of fludarabine. If I was to just expand for a moment, the real key for us in our investigations is that the addition of fludarabine seemed to hasten the expansion so that it’s early, much earlier, and also much more rapid in its rise. This is reflected not only in clinical parameters that we see but also translational serum markers that we’ve investigated.

Hans Bishop: Thanks, Mark. Matthew, did that get to your question?

Just to recap it, the question about expansion is not only related to what we call the “Cmax” but, as Mark is alluding to, it’s the rate of increase that may be a more important factor for us to understand and, to your question, compare between our experience here on the 015 trial with our other trials.

Matthew Harrison: Yes, that’s helpful. One final thing and then I will let others ask you. Anything about patient tumor burden that contributed here as well?

Mark Gilbert: As part of our investigation we actually evaluated dozens of parameters out of the clinic and from a translational perspective as well. Tumor burden itself did not reach a level of significance within the univariate analysis that we conducted.

It might be worth mentioning though, Matthew, just one other piece. On the ROCKET trial itself we’re particularly focused on morphologically relapsed patients, so all of them are over a 5% blast count. So it may make this population in essence less sensitive to the overall tumor burden compared to those with minimal residual disease.

Matthew Harrison: Okay, thanks very much.

Operator: Michael Schmidt, Leerink Partners.

Michael Schmidt: Hey, thanks for taking my questions. I just wanted to recap some of the information. So can you just specify how many patients have been treated today in the ROCKET trial? How many of those were on the cy-only treatment and how many on the cy/flu regimen?

Mark Gilbert: We’ve treated greater than 20 patients overall. Roughly two-thirds have been with cyclophosphamide alone, a third with flu/cy.

Michael Schmidt: And so there were three deaths in total you said? Two last week, and one in May due to neurotox; is that correct?

Mark Gilbert: That’s correct.

Hans Bishop: And Michael, all of those deaths I hope we made clear were in the flu/cy cohort. There were none in the cy-only cohort.

Michael Schmidt: Just to follow up on Matt’s question, so based on your investigation, is that — the phenomenon, is that specific to the CAR design potentially, the CAR product itself? Or potentially the disease setting?

Hans Bishop: I think Michael’s question — is your question, Michael, around differences in co-stim? Maybe help us just —

Michael Schmidt: Yes, I’m just trying to understand the differences again between the effect seen in the JCAR015 trial versus the JCAR014 and 017 experience to date.

Mark Gilbert: Very good. Well, the events in particular that we’re talking about that were mortal events all were cerebral edema events. And those have — there have been cases that have been seen with 4-1BB co-stim products, but we don’t have a clear picture as to how frequent these events are occurring under the same circumstance with different co-stim constructs. Overall I would say it’s too early for us to say a whole lot about how much the co-stim contributes to this.

Steve Harr: Maybe just to add a few thoughts, Michael, I just want to get to some of the different things you listed. I think it’s safe to say that, based upon what we know today, based both on Juno’s experience as well as what we’ve seen from others in the field, that adult ALL may be a tougher disease to treat, with a narrower therapeutic window. That’s not to say the benefit/risk isn’t in the right place. And whether you look at the ROCKET study or the JCAR014 data that we presented, we clearly have shown interesting early efficacy and an acceptable safety profile.

The second is I should — I think you talked a little bit about: Is this dose or a different drug? And I think the thing that is fair to say at this point is it isn’t necessarily fludarabine that’s the problem. It’s a preconditioning regimen plus JCAR015 at this dose.

And the path that we’ve chosen, because we have the most safety data, to move forward is to continue at this dose with the Cytoxan-alone regimen, because we have safety data both from the Memorial Sloan Kettering Phase I experience as well as from the ROCKET trial to date.

Hans Bishop: One way to maybe say the same thing, but just I want to make sure we explain this, Michael, is we know — you can think about it this way: Fludarabine in some ways acts like a dose amplifier. And what Steve was laying out there is the combination of the cell dose we’re using with fludarabine, even though it’s the same dose of both cells and cy/flu that we used in the Memorial Phase I, has not translated from a safety perspective into this Phase II.

So it opens the question whether or not that was a representative safety signal for the patients we are treating in this trial. So it could be that this is an increase in exposure, if you like, associated with the amplifying effect of fludarabine. That’s one of the things that is high on our list of things to understand.

And of course — and importantly, it’s why we’re recommending to FDA going forward with cy-only because that does reduce, if you like, the effective exposure. Have I got it the right way, Mark?

Mark Gilbert: You absolutely have. And, yes, I think, as Steve said, the combination of the entire treatment is really what we’re focused on in trying to ameliorate these — the safety risk.

Michael Schmidt: Yes. And so just to try to understand the timeline, so how long does the FDA have to get back to you? And I guess, in a best-case scenario how long until you could potentially restart the trial?

Mark Gilbert: Well, in our discussions with FDA yesterday they were quite explicit on what they required us to provide to them in order to have a Complete Response. There are four items, basically: a revised informed consent form, the revised investigator brochure, and the revised protocol reflecting the elimination of fludarabine from the conditioning regimen. We also are providing to them the presentation that we made to them as a slide deck PDF within that and a justification of changes.

We anticipate that, as Hans indicated, that they will review this in an expedited fashion. However, they do have up to 30 days if they wanted to take that long.

Michael Schmidt: Okay, thank you.

Operator: Cory Kasimov, JPMorgan.

Cory Kasimov: Hey, good afternoon, guys. Thanks for taking the question. Actually I have a couple for you.

I guess, first of all, mechanistically does this data shed any light on the potential mechanism of the neurotox? And maybe outside of tumor burden, which was talked about before, is there any difference in baseline characteristics of those patients that have had the severe neurotox, and especially those that died from it? And then I have some other questions.

Mark Gilbert: Yes. Actually, that’s a very good question. As part of our investigation, the one piece that is quite noteworthy and stands out is: All three patients that had the cerebral edema were quite young. They actually were under 25 years of age.

We’re looking into why this may be the case. In discussions with the FDA yesterday, they have not — they’ve generally seen where younger patients have tolerated neurotoxicity better. But that is the one parameter that seems to stand out.

When we’ve evaluated prior chemotherapies, prior regimens, time between regimens, number of regimens in the past, nothing has really come to the fore.

Cory Kasimov: Okay.

Hans Bishop: And Cory, the understand — or the investigation of the etiology of neurotoxicity is another important part of your question, and at our next call I’m sure we’re going to shed more light into the work we’re doing there and the progress we’re making there. That of course — as the CAR T-cell field has evolved, it’s pretty clear that we’re seeing real improvements in the management of CRS, but less progress in the management of neurotoxicity. So I think that your question is an important topic that you will hear us updating you on, on our scientific work on this, as it goes forward.

Cory Kasimov: Okay. And then a follow-up on Matt’s earlier question comparing the different doses of fludarabine amongst your different trials. Can you also do that, compare the doses, for other non-Juno programs, so relative to transplant and potentially other CAR T programs out there you’re aware of using it?

Mark Gilbert: I can in general terms. I want to be a bit careful, because we actually aren’t obviously participating in those trials to know exactly what’s being done today, relative to what we might be aware of from past presentations.

But for the most part, what I would call the high-intensity regimen or something similar to the high-intensity regimen has been used at the NCI previously. The low-intensity regimen is generally being used at a number of different academic centers and other company trials that we’re aware of.

But as far as which trials and so forth, it would be hard for me to itemize all of the trials here on the call efficiently.

Cory Kasimov: Okay, understood. And then a final question for now. You guys have been citing fludarabine in the overall flu/cy preconditioning regimen as a key to improving overall cell persistence. So wondering what other ideas you have for doing this in instances where you might not be able to use fludarabine.

Hans Bishop: Well, let me take that first and then hand over to Mark. Cory, the plans we have with all of our defined cell trials with respect to flu/cy conditioning are unchanged. We’re not contemplating making a change in the flu/cy dose we’re using in the pediatric ALL trial that is being conducted at Children’s, nor are we contemplating a change in the JCAR017 lymphoma trial or the multiple trials going on at the Hutch. And I will remind you again of the 77 patients’ worth of data we presented at ASCO that showed good efficacy and nothing remarkable from a toxicity perspective.

So this safety signal does appear today to be highly correlated to the way we are using flu/cy lymphodepletion in combination with JCAR015. We think that the safest course of action is to go forward with cyclophosphamide alone, and we believe that that has the potential to provide patients real benefits, given those MSK data where we showed this 82% complete remission rate,2 66% complete molecular remission rate.

Whether or not we very carefully re-examine the addition of fludarabine/cyclophosphamide lymphodepletion with JCAR015, that’s a decision we haven’t yet finalized a point of view on inside the Company. It would clearly require us to go to significantly lower cell doses to avoid that overall exposure point that’s high on our list of suspects for what happened here. So we need more time to think about whether that’s the right thing to do or not.

Steve Harr: Maybe, Cory, I will touch on just ways you effect persistence. And obviously this isn’t an exhaustive list, but it can help you categorize it.

There are things that are about the engineered T-cell, and then there are some elements of the host that may impact that. So within the engineered T-cell, cell phenotype, the cell metabolic state, the way you manufacture these cells, the co-stimulatory domain: certainly all can have an impact. Within the host or patient, immunogenicity and the microenvironment may also play a role.

So just to give you some thoughts around — while we certainly believe fludarabine is an important part of persistence, I think we’ve always articulated it as being shortcut to some things that we wanted to accomplish longer term. And the fully human binders are reasonably likely to have some impact on the immunogenicity. We believe that the defined cell type and understanding the optimum metabolic and phenotype state for these cells is important.

But we are exploring and continue to explore different co-stimulatory domains, and as we discussed earlier, JCAR014 and JCAR017 use 4-1BB. And we continue to work on optimizing our manufacturing process to have these cells in the right state when we re-infuse them in the body.

So those are just an idea of some of the things that we continue to work on around improving persistence. And maybe just also on the microenvironment, I think people recognize we have an open study ongoing in partnership with MedImmune in combination with their PD-L1 antibody.

Cory Kasimov: All right. Thank you for taking the questions.

Operator: Salveen Richter, Goldman Sachs.

Tom Trimarchi: Hi; this is Tom on for Salveen. Thanks for taking the questions. I actually have two.

So one, you may have touched on this but I just wanted to confirm. So have there been any deaths related to the cerebral edema outside of the JCAR015 trial?

[2]	Note to Revised Remarks: During the conference call, in response to this question Mr. Bishop mistakenly gave a “70% complete response” rate instead of an “82% complete remission” rate.

And two, is there any chance that this coincides with your switch to Juno in-house manufacturing? I’m just wondering if perhaps more potent cell product off of your own manufacturing could be giving an even higher effective exposure here.

Mark Gilbert: I’m going to take your last question first. Two parts to the answer.

The first is that clearly that was part of the investigation, was to look back at all parameters within our manufacturing as well as clinical parameters, as I explained earlier. Nothing within that investigation fell out specifically associated with this type of neurotoxicity.

And it’s important to note — and I think this is the second point — if we actually look at the number of variables that we have to look at in any type of investigation on our manufacturing side, where it’s a very controlled setting with a set number of variables, it really pales in comparison to the number of different variables on the clinical side that Steve was articulating here and simplifying into host versus disease factors within the patients.

Those are actually much more difficult to look at in a standardized or a simple way. So we think it’s much more on the patient side or the clinic side that is the risk around these events.

With regard to the first question, we know and FDA confirmed yesterday that there is at least one other case of cerebral edema.3 And that as I mentioned before is with a 4-1BB construct or co-stim.

And that was also in a young patient, just as an aside. I don’t want to overplay the age part of this in describing these cases, but it is one of the consistent findings that we see, in small numbers of patients.

Hans Bishop: And I’d editorialize on Mark’s point there. I mean, obviously sharing all the data we know, but it is worth remembering when you look at Dr. Gardner’s trial with JCAR017 at Seattle Children’s,4 which is in pediatric and young adults — that’s obviously with a defined cell product — we have not seen — that trial of course exclusively focuses on pediatric and young patients. And we have not seen a single case of something like this in that trial.

And as Mark alluded to earlier, when you look at the more recent experience that the JCAR017 pediatric trial has had with the addition of fludarabine, that safety signal hasn’t changed.

Mark Gilbert: It has not changed, no. In fact, you listed it off at 29%, which is even a little bit below the range that the FDA has looked at for this toxicity.

Tom Trimarchi: Great. Thanks again for taking the questions.

Operator: Jon Eckard, Barclays.

[3]	Note to Revised Remarks: With this remark, Dr. Gilbert referred to Juno’s knowledge of one other case, which case occurred on the JCAR014 trial in a young adult patient with r/r ALL who received flu/cy preconditioning and a higher JCAR014 cell dose than is now used on that trial. This death was included in the data presented in an oral presentation at the American Society of Hematology meeting in December 2015 and included in Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This may or may not be the same case that the FDA mentioned as having appeared in the FDA’s database.
[4]	Note to Revised Remarks: During the conference call, Mr. Bishop mistakenly referred to this trial as having occurred “at the Hutch” rather than at Seattle Children’s Hospital.

Jon Eckard: Hello, thanks for taking the questions. I just want to make sure I understand your guys’ comfort around the other trials that include fludarabine. I think what you’re trying to say is that it may not be fludarabine itself, but the dose of the JCAR015 in this particular trial.

So I guess with your other trials like JCAR017, I’m guessing that those use a lower number of cells in those trials. And hence the opportunity to have as high of a Cmax, so to speak, is lessened. And that’s what gives you the comfort that these aren’t going to be affected?

Hans Bishop: I think it’s a little bit more complicated than that. We are saying using clinical data, Jon, that when you look at the 77 patients’ worth of experience we have with JCAR014 and 017, pediatric ALL, adult ALL, NHL, CLL, indeed we appear to have found a safe, efficacious combination of cell dose and fludarabine. What we haven’t done is done that with JCAR015.

Now, whether that is associated with the overall exposure, which is a more complicated question than dose — because it’s a different co-stim, so there are other variables, as Mark said — is something that we clearly need to better understand. I mean, what would you add to that, Mark?

Mark Gilbert: Well, I think cell dose we actually have experience with 2-log range of cell dosing across the trials. And while there is an association in some of the trials with very high doses and neurotoxicity, all of the trials that we’re working with right now are basically in a pretty fixed range.

And I think you said this best, as sort of a metaphorical piece, is that the addition of the fludarabine actually in essence augments the expansion of these cells. I think the most important piece is that with JCAR015 and the flu/cy regimen that we’re using in the ROCKET trial, it’s this rapid expansion that’s seen in those patients that’s distinct from the experience that we’ve had with other trials and in other settings with other conditioning regimens.

Jon Eckard: Okay. I guess, I remember you said this, Hans, is that you are not contemplating any changes to the other trials. Based on your interactions with the FDA, you feel comfortable that that’s not — the other trials aren’t going to be an issue that includes fludarabine; is that correct?

Mark Gilbert: That’s correct.

Hans Bishop: I do, Jon. And again, just to emphasize the numbers behind our safety database, as I said 77 patients reported at ASCO. And of course this afternoon we’ve given you — the only data we haven’t already reported were the 13 patients evaluable for safety on our Phase I multicenter JCAR017 lymphoma study.

So in total now, when you think about our safety experience, that’s 90 patients and we’ve reported all those, recapped those safety data today.

So that — why do we believe we’ve got a good basis to go forward without any modification to flu/cy with JCAR014 and 017? It’s that 90 patients’ worth of data.

Jon Eckard: Great. Thank you very much.

Operator: Robyn Karnauskas, Citi.

Robyn Karnauskas: Thanks for taking my question. All right, so a couple questions. I’m just trying to think beyond this trial and beyond this data set, which now is pushed out. And we can all sit around and debate, I guess, what caused the neurotox.

In your other studies, like in the armored CARs and these other studies, are you using flu/cy?

And then the question is there: When you talk to the FDA, and given that this is an unknown and could be a class issue, is there any thought about doing a deeper dive into these drugs as a class?

Since we don’t know what causes the neurotox, we don’t know if it’s the construct or if it’s the flu or if it’s age. Like, could we see something from the FDA that more broadly looks at the CAR T space and the neurotox in general?

So I guess, first question on pipeline and utilization of this protocol, and how this event influences the timelines and those protocols as trials. And going into the second is: Could there be a broader investigation of this issue at the FDA?

Mark Gilbert: I will try to give you a perspective on the pipeline. Generally when — and you’ll see this across the field for the most part. When first-in-human trials are done with a new CAR construct, in nearly all cases that I’m familiar with and certainly in our planning, the initial experience is actually conducted either with cyclophosphamide alone or often without any conditioning.

You mentioned the armored CARs in particular. There may be some armored CARs based on the preclinical experience, where conditioning may indeed be less necessary in order to get adequate expansion. But having said that, we always start out with very low levels of conditioning and then build or ramp into the conditioning regimen.

Ideally, at this point we’re generally trying to target what I would classify as the low-intensity regimen of flu/cy in most of our newer constructs. That’s just as part of our clinical planning in moving forward in trials.

Then your second question related to the FDA and are they going to look at class effects around this. I obviously can’t speak for the FDA formally. They have put together a voluntary participation database of the experience with CAR T cells in looking at different toxicities. So I could imagine that they may investigate this.

What I will say and can say from our perspective is that our pharmacovigilance group here at Juno actually actively continually goes through our experience, as we mentioned, of over 129 patients with ALL who have been treated with all of our different CAR T cells, trying to compare back and forth if we’re seeing signal within those trials; and then, if signal is seen, to actually understand more about what may be influencing that.

To date this is the first signal that we’ve really had. It is a significant one, but it is one that — it is something that we’ve been focused on really from the beginning of conducting trials in this setting.

Hans Bishop: The other thing I would add, Robyn, in addition to Mark’s point — that yes, obviously FDA and all of us are building — I mean, FDA in particular are building collective databases on experience across trials.

I think it’s also important to — you asked the question in the context of different cell products. It’s also important to ask the question in the context of different diseases, because we clearly see across our clinical experience different incidences of neurotoxicity in different diseases.

Top of the list in terms of frequency for neurotoxicity is ALL. At the lower level we have CLL, and the lowest level of incidence in our trials is NHL. The most recent neurotoxicity incidence on the ASCO data on JCAR014 was, I think, 10%.

Steve Harr: I think 15% today.

Hans Bishop: And 15% on the new data we presented today on JCAR017. So that’s another important aspect, is to understand the risk of the adverse events in these different diseases, not least because of course there are different risk/benefit considerations in these different patients with these different diseases.

Steve Harr: Maybe I would just add one more point. And that is, clearly neurotoxicity is something that has been one of two well-described potential toxicities with these therapies. It’s an area that has been a focus inside of Juno, and it’s an area that’s been a focus outside of Juno.

We’ll continue to focus on it. And if there are others that are in a position to aggregate data and create insights that help us to more safely treat patients, that’s a great thing for the field and a great thing for Juno.

Robyn Karnauskas: Thanks, and just a follow-up question. When you talk about persistence of your cells without flu, can you give us a sense of the comparison of persistence if you just use cy versus persistence with high-dose cy or a lower dose? Sorry, just the three different regimens, can you just tell me understand the differences in persistence of cells under these three different conditioning regimens that you’ve experienced?

Hans Bishop: Robyn, I think that’s a really tough question to answer without slides, and happily something that we can follow up with. I think what I would say is, because we’re not changing flu/cy in any of our trials other than the ROCKET trial,5 I would just go back to what we think the clinical data will be with 015 with cy alone, assuming it replicates the Phase I experience.

And there, the persistence data we have from Memorial aren’t great in the sense that they didn’t measure it like we — with our standard measures. But we do have a good read on the clinical efficacy, which I recapped earlier.

Robyn Karnauskas: Okay, great. Thanks so much.

Operator: Chris Shibutani, Cowen.

Chris Shibutani: Thanks for taking my question. A lot have been asked.

If I could just get a sense for the size of the trial that you think ROCKET will need to be, particularly now, with the safety database, considering that in the backdrop of these events. You did outline that the timelines for your sense for filing an approval would be pushed out. Can you comment specifically about the implications on how large ROCKET would need to be, particularly with the amendment to a protocol? Thanks.

Mark Gilbert: At this time, Chris, we’re actually actively evaluating this, as we put together our revised — our protocol revisions. But we actually believe it will still be the same size trial overall that we had prior to this event.

Hans Bishop: Just to remind you, that means we will need 50 morphological patients in the cy-only treatment cohort.

Mark Gilbert: That’s correct.

Hans Bishop: And we would expect to have to treat slightly more than 50 to have 50 morphological at the time of cells. Right, Mark?

[5]	Note to Revised Remarks: During the conference call, Mr. Bishop mistakenly stated “other than Memorial” rather than the ROCKET trial, which is a multicenter trial.

Mark Gilbert: That is correct. And that 50 that Hans is talking about, we will need to define that group, and that’s basically the piece that we’re working on right now. Where does the clock start for the 50? But the overall number of patients enrolled we’re still anticipating is the same number.

Steve Harr: Just to be clear on the guidance on timing, what we’ve said is it certainly puts our previous guidance of approval as early as 2017 at risk. And we will come back and provide you with what we think that is, as we’ve had a chance to more fully digest our timelines at our results call in early August.

Chris Shibutani: Great; thanks for the clarification.

Operator: Ren Benjamin, Raymond James.

Ren Benjamin: Hi, good afternoon guys. Thanks for taking the questions. Can you talk a little bit about how fast the edema occurred?

Maybe talk about a little bit about patient monitoring in the current studies and how that might be changed. And I guess maybe a broader picture is, if and when the therapy is commercialized, does these kinds of events make you think about how patients should automatically maybe put into the ICU for a particular time period to watch out for these things?

And I guess related to that, would having a switch designed into the CAR T construct potentially have prevented this from happening?

Mark Gilbert: On the last question it’s a very easy answer. It’s hard to speculate at this point with the understanding that we have about these diseases. But certainly there could be some benefit in that type of technology.

I want to walk through, as best I’m able here on the phone, the clinical course. We have always maintained that the toxicities that are seen with CAR T cells, that particularly relate to the expansion of CAR T cells, manifest first with high fever — fevers to basically 103, 104 Fahrenheit or greater.

And that is true in these cases as well. It’s just that the fever is coming much, much sooner, in a day or two after the infusion of CAR T cells, rather than just under a week out.

And that does have a signaling element to alert our investigators to institute an either IL-6 receptor antibody or corticosteroid therapies to patients. But quite frankly, the cerebral edema cases come on quite rapidly, such that the fatal event is occurring in under a week.

Hans Bishop: To your question about, does it make sense to have these patients in the ICU, if you will, as a prophylactic measure, I would say a couple of points to that. I mean, first with all of our experience to date — it doesn’t mean it can’t change — I would remind us all that this experience has been associated with JCAR015 in combination with flu/cy. It hasn’t been something we’ve seen generally across these other trials.

At ASCO Dr. Turtle updated, gave an update on patient management across the adult ALL CLL and NHL trials. And again I’ll remind you, the incidence of these toxicities does appear to be gated by the different disease you’re talking about, with the risk being higher in ALL. And he mentioned that — I think, Mark, you might have to help me out with the exact numbers — but for example in the NHL trial, 70% of the patients initiated their therapy as outpatients,6 were reviewed daily. And I think it was 30% that completed their course of therapy as outpatients.

[6]	Note to Revised Remarks: Dr. Turtle’s presentation indicated that 68% of all NHL patients treated on the trial had therapy delivered as an outpatient, with 80% of the NHL patients that had been treated on the trial using flu/cy preconditioning and the current JCAR014 cell dose receiving therapy as an outpatient. Dr. Turtle also reported that 72% of ALL patients on the trial had therapy delivered as an outpatient.

Mark Gilbert: As outpatients, yes.

Hans Bishop: With the remainder being hospitalized at some point, but none of those patients going to the ICU. So obviously this is something that needs to be, with these new events, monitored very carefully, particularly the cerebral edema cases.

But I wouldn’t go as far as that with what we know today. I don’t know if you want to add anything to that, Mark.

Mark Gilbert: No, I think that’s very true. I can only further emphasize: it’s with this high-intensity cy/flu regimen with JCAR015 is what we’re really talking about; and in ALL, as you mentioned before, in adult patients.

Ren Benjamin: Just I have, I guess, one other follow-up. The total number of patients that you have treated, I think you mentioned a couple times during the call 129 patients with ALL. Is it just — there’s only been three deaths in the entire ALL patient population?

And I vaguely remember, maybe historically before the IPO, there were a couple of deaths before. Can you just set the record straight? Am I right on that?

Hans Bishop: No, what — Mark, maybe you can take it. I can take it, if not.

Mark Gilbert: I think what we were trying to convey here is that, of the cases of cerebral edema, we’ve seen four cases out of 129.7 I think that’s really the ratio that we were trying to convey.

Hans Bishop: And there’s one other case that’s been reported that’s on a different trial.

Mark Gilbert: On a different trial.8

Hans Bishop: So to be clear, there have been other deaths related to toxicities on our ALL trials and indeed others. So these three patients are not the only deaths that have occurred on the ALL cohort of patients.

Ren Benjamin: Got it. Thanks very much.

Operator: Jason McCarthy, Maxim.

[7]	Note to Revised Remarks: Dr. Gilbert mistakenly said “three” cases out of 129 rather than “four” cases. The fourth case was a patient treated in the JCAR014 trial, which case occurred in a young adult patient with r/r ALL who received flu/cy preconditioning and a higher JCAR014 cell dose than is now used on that trial. This death was included in the data presented in an oral presentation at the American Society of Hematology meeting in December 2015 and included in Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
[8]	Note to Revised Remarks: As noted earlier in the question and answer session, the FDA also reported an instance of cerebral edema in its database outside of the JCAR015 trial. Juno does not know whether that instance is the same case of cerebral edema as Juno is aware of from the JCAR014 trial, or if it occurred on a trial for a non-Juno product candidate.

Jason McCarthy: Hi, guys. Most questions have been taken already, but I have a question about the physician, the treating institute, and the decision to go from cy to flu/cy. Is it a doctor or physician’s choice, or is it built into the protocol that you’ll have a ratio of cy versus flu/cy treated patients in the ROCKET study?

I know you had mentioned roughly two-thirds were on cy and one-third were on flu/cy or treated with flu/cy. Can you just elaborate on that a little bit?

Mark Gilbert: Yes, I can give a little bit of color on that. The way that the protocol was designed, it always was intended to start with cyclophosphamide conditioning alone. Once we had a specific number of patients enrolled and treated in the morphologically relapsed group, we moved on to adding flu/cy conditioning. But the entire group then would be treated with fludarabine/cyclophosphamide except for someone who may have a contraindication for receiving fludarabine within the trial. So the vast majority of patients from that point forward were intended to receive flu/cy.

Now, with the amendment that we’re putting underway, all patients would receive cyclophosphamide from this point moving forward. And we intend to complete the trial with that regimen.

Jason McCarthy: Great, thank you.

Operator: Biren Amin, Jefferies.

Biren Amin: Yes, thanks for taking my questions, guys. Maybe I’ll just start with — did the three patients experience any increases in serum ferritin, CRP, or IL-6 levels prior to their events?

Mark Gilbert: Yes. We have the preliminary data, but it’s not fully complete. The answer is yes with regard to the CRP and ferritin levels increasing.

Because of the protocol-stipulated treatment algorithm for severe CRS, though, those interventions actually impact the CRP. So those levels are actually more depressed than we would expect to see in the flu/cy group just as a unique finding.

But the ferritin levels are distinctly elevated and in similar range to those that we were seeing with the cyclophosphamide group treated on the ROCKET trial.

Biren Amin: So all three patients received tocilizumab and/or steroids prior to the events?

Mark Gilbert: Yes.

Biren Amin: Okay. And did you evaluate the presence of CAR T cells in the CSF in these three patients?

Mark Gilbert: There are still a number of investigations ongoing. The key is, for example, autopsy data will be obtained on at least one patient. So we will be looking into those aspects. We do not have that data today.

Biren Amin: Got it. And then maybe just one last question: Did the patients involved have any concomitant infections prior to their events?

Mark Gilbert: We don’t believe so. There are still bacterial cultures, fungal cultures, etc., that are running, because these are recent events and the total period of time for those cultures to run will continue on for at least another week. So we don’t have that completely closed out, but there’s no evidence for infection at this time.

Biren Amin: Great. Thanks for taking my questions.

Operator: Tony Butler, Guggenheim Partners.

Tony Butler: Thanks very much. I will be brief. In the 2015 Cameron Turtle presentation at ASCO — Hans, I think you alluded to it - I think the trial was in 52 patients, and obviously it was with JCAR014. The notion there was in B-cell malignancies, being ALL, CLL, and NHL.

But there was — there did seem to be, again as has been alluded to, an increased level of severe CRS in those patients who had ALL. I guess two questions really.

One is — and I’m sorry to push you on age. Were any of these severe patients actually young or under 25 or some permutation to that?

And then second, in this particular trial there was the difference between flu/cy versus cy. And I’m just curious if all of those events that occurred — I think there were 29% in ALL and 7%-ish in CLL, NHL — if they had anything to do with flu/cy. Or was it just the randomness of the trial, if you understand what I’m asking? Thank you.

Hans Bishop: Tony, let me start and then hand it over to Mark. So first of all, on this young patient question, again I would go — where do we have the biggest data set? The biggest data set we have in young patients is with JCAR017 in pediatric ALL. I think it’s 40 patients treated; Mark, is that right?

Mark Gilbert: It’s actually now over 50, but they haven’t reported on all of the patients.

Hans Bishop: Okay. But on the patients reported, Tony — and the upper age range of that trial, Mark?

Mark Gilbert: It is 25. It might almost be 26 years old.

Hans Bishop: Yes. So there were treatment-related deaths in that trial, Tony. I think that’s an important data point from which we obviously have to compare and contrast this experience we’re just reporting to you today in ROCKET. The age range, then there’s a follow-up question to the age range in the JCAR014 ALL trial, Mark.

Mark Gilbert: The age range there is basically from 18 years all the way through — it really is unlimited on the upper end. From their treatment experience they have treated up to 76 years of age; and their youngest patient treated is 20 years of age.

I think, if I was understanding your initial question, you were asking a specific question about: On that trial were there any treatment-related deaths with JCAR014? And there is one that would have been in that patient group, but it was an ALL patient that succumbed.

Hans Bishop: And then the final piece, Tony, unless your question is just about ALL, but — is the data that we just disclosed the first time again on JCAR017 now in adult NHL.

And the safety experience there, as I mentioned, was of 13 evaluable patients we have two grade 3 neurotox, and an overall response rate of eight out of 10, and a complete response rate of seven out of 10.

Tony Butler: I understood that. Thank you very much. Just one point on the greater than 50. Are those — is that the trial that Gardner’s responsible for at Memorial that you alluded to?

Hans Bishop: Not Memorial. So it’s Dr. Rebecca Gardner. The JCAR017 pediatric trial is Dr. Rebecca Gardner. The PI is Dr. Rebecca Gardner at Seattle Children’s Hospital.

Tony Butler: Perfect. Thank you very much.

Operator: Peter Lawson, SunTrust Robinson Humphrey.

Peter Lawson: Hey, Hans, Mark. Just on the patients, how many lines of therapy had the patients had, the three patients that died? And how long were they on therapy for?

Mark Gilbert: As far as their — I’m going to try to run a little bit from memory here. But by and large they had between three and four prior courses of therapy. I don’t have off the top of my head actually the number that had prior allo transplant straightaway.

But I would say that the main point I would make here is that there’s nothing as far as prior therapies and as far as the therapies — how rapidly they had received, cycled through their therapies prior to CAR therapy — there was nothing unique about that relative to the other patients, not only within this trial but also within the experience that we’ve had across the board in ALL.

Peter Lawson: Got you. And how long were they on therapy for? It sounds like days as opposed to weeks.

Mark Gilbert: When you say — you mean from the time when they received the CAR therapy?

Peter Lawson: Yes.

Mark Gilbert: Yes. They were only on therapy for roughly six to seven, eight days, roughly speaking.

Peter Lawson: Got you. Then the setback for the ROCKET trial, do you think that’s like a six-month delay or so?

Hans Bishop: Well, it’s too early to say, Peter. Obviously, we need to clear this all with FDA so we can have the precise information on which to plan. And our goal is to give you a precise update during our August financial results call.

Peter Lawson: Got you. Then the lack of fludarabine in the trial, how much of an impact do you think that’s going to have on efficacy?

Hans Bishop: Well, as I said earlier, I think the best way to answer that is to go back to the 50 patients’ worth of experience we had on the Memorial Phase I. There we had a complete remission rate of 82%; complete molecular remission rate of 66%; and 35% to 40% of patients were getting onto that flat part of the survival curve in a durable remission.

There’s nothing that we’ve seen from the early cyclophosphamide-alone part of the ROCKET trial that leads us to believe that the outcome can’t be similar in this trial. And by the way, that’s a very — maybe the most important point as to why we’re recommending to continue the trial with cy-only. If we replicate those results, this will clearly be an important treatment option for patients battling this disease.

And it’s not associated with the toxicity we’ve seen both in the Phase I or in the ROCKET experience that we’ve seen with this flu/cy combination with JCAR015.

Peter Lawson: Got you. Thank you. That’s great. And then there was about, what, seven patients in the ROCKET trial that got flu/cy? (multiple speakers)

Hans Bishop: I think Mark said about over 20, and he said two-thirds/one-third.

Mark Gilbert: Yes.

Peter Lawson: Okay, perfect. Thank you so much. Thanks for taking the questions.

Hans Bishop: Well, I think that’s it for the questions. So thank you again for joining us for our call today.

Everyone at Juno comes to work to find cures for patients, so events like those of the last week are difficult and humbling for everyone involved, in particular of course the physicians and the patients’ families and the brave patients that go into these trials. I should tell you, humbled by these events as we are, that our commitment to working for cures hasn’t changed.

We will be looking forward to starting this trial again when the FDA have lifted the hold. And I will reinforce again we will be continuing with flu/cy across our JCAR017 trials in those various diseases we’ve talked about.

The data we reported today from 017, again, I think encourage us as to that approach with flu/cy in defined cell. And of course, we look forward to keeping you abreast of updates, with our next call coming in August if not before. Thank you very much.